Exhibit 21

Tutor Perini Corporation
Subsidiaries of the Registrant

The following is a list of subsidiaries of Tutor Perini Corporation, omitting subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2025:

Business
	Segment	Place of
Name	(as applicable)	Organization
Becho, Inc.	Civil	Utah
Black Construction Corporation	Civil	Guam
Black Construction Investments, Inc.	Civil	Nevada
Black Micro Corporation	Civil	Northern Mariana Islands
Frontier-Kemper Constructors, Inc.	Civil	Indiana
Lunda Construction Company	Civil	Wisconsin
Tutor Micronesia Construction LLC	Civil	Delaware
Tutor Pacific Construction LLC	Civil	Delaware
Tutor Pacific, Inc.	Civil	Hawaii
Anderson Companies, Inc.	Building	Delaware
Perini Management Services, Inc.	Building	Massachusetts
Roy Anderson Corp	Building	Mississippi
Rudolph and Sletten, Inc.	Building	California
Tutor Perini Building Corp.	Building	Arizona
Desert Mechanical Inc.	Specialty Contractors	Nevada
Fisk Acquisition, Inc.	Specialty Contractors	Delaware
Fisk Electric Company	Specialty Contractors	Texas
Five Star Electric Corp.	Specialty Contractors	New York
GreenStar Services Corporation	Specialty Contractors	Delaware
Nagelbush Mechanical, Inc.	Specialty Contractors	Florida
WDF Inc.	Specialty Contractors	New York
WDF/Nagelbush Holding Corp	Specialty Contractors	Delaware
PCR Insurance Company	N/A	Arizona